EXHIBIT 23.1

CONSENTS OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Orient-Express Hotels Ltd. on Form S-3 of our reports dated March 3, 2005, relating to the financial statements and financial statement schedule of Orient-Express Hotels Ltd., and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
New York, New York
March 15, 2005